  Exhibit 99.1
Level Brands Closes Acquisition of
Nationally Recognized Health & Wellness Brand cbdMD
Purchase Price Sets Revenue Targets At $300 Million Within Five Years

Charlotte, NC – Level Brands, Inc. (NYSE American: LEVB) (the “Company”) announced today that it has closed its acquisition of Cure Based Development, LLC, the owner of the nationally recognized consumer brand cbdMD in an all-stock transaction. cbdMD is a consumer products brand offering a large selection of cbdMD branded CBD products primarily through its ecommerce website, www.cbdMD.com, as well as through 700 current third party retail locations. cbdMD manufactures its premium line of products at its Charlotte, NC facility using 100%, all-natural CBD extracted from organic, non-GMO, vegan, and gluten-free industrial hemp grown in the USA.

In consideration of the purchase price, Level Brands will issue 15,250,000 shares of its common stock and it may issue up to an additional 15,250,000 shares during the first 60 months if revenue milestones aggregating $300 million are achieved. The revenue milestones are targeted at $20 million in the first 12 months, $40 million in the next twelve months, $80 million in the next 18 months and $160 million in the final 18 months.

“With the acquisition of cbdMD, I believe Level Brands now becomes one of the leading CBD consumer companies in America. The cbdMD brand has shown consistent month-over-month double-digit growth rates and, with the capital we have available, we believe we can significantly accelerate the revenue growth and execute on an aggressive expansion and brand positioning plan which should yield continued significant growth rates. Now that the Farm Bill has been approved, and CBD will no longer be listed as a Schedule 1 controlled substance, we believe the CBD market should drastically expand. CBD products will now have access to retailers nationwide, as well as through online channels. In addition, the passage of this legislation should help CBD gain mainstream consumer acceptance. We believe cbdMD will significantly gain market share in this growing industry,” said Martin Sumichrast, Chairman and CEO of Level Brands.

“I was first introduced to CBD as a consumer and it really worked for me. Since launching the company, our goal has been to bring a unique product to our loyal customers with the goal of enhancing their overall quality of life and providing education and awareness to the potential benefits of CBD. In the process, we expect to build cbdMD into the leading CBD brand. We have built a reputation as a premier manufacturer of high-quality products at a very affordable price, giving our customers a great value. Now with the passage of the Farm Bill, we expect not only that our business will expand as major retail chains start to carry CBD, but also this mass retail acceptance will encourage a larger customer base who will want to try our products. In addition, our access to athletes and the sporting world should enhance the marketability of our products,” said Scott Coffman, the Founder and CEO of cbdMD.

cbdMD’s founder is Scott Coffman, the founder of Blu-Ecig. Mr. Coffman started Blu and sold it to Lorillard Tobacco for $135 million. Mr. Coffman, who will join Level Brands’ Board and will continue as CEO of cbdMD, will be a significant shareholder of Level Brands.

“While our products are currently in over 700 retail outlets in the U.S. and we are gearing up to expand our retail footprint, we also believe in growing our e-commerce channel. We believe we will separate ourselves from our competitors through our unique online marketing campaigns. Since CBD is generally recognized as being most effective when you take it regularly, our online re-order programs provide an easy, cost effective way to get our products to our customers,” said Caryn Dunayer, President of cbdMD.

Historic information on cbdMD’s products can be found in the presentations furnished in a Current Report on Form 8-K as filed by Level Brands on December 21, 2018 ( SEC link).

About Level Brands

Level Brands is an innovative brand management and licensing company that provides bold, unconventional, and socially responsible branding for leading businesses. Level Brands owns and operates the nationally recognized consumer cannabidiol (CBD) brand cbdMD, whose current products include CBD gummies, CBD tinctures, CBD topical, CBD bath bombs, CBD oils, and CBD pet products. The Company's primary licensing and corporate brand management businesses target consumer products in the health and wellness space and other high-demand verticals, bringing innovative products to market under the kathyireland® Health & Wellness; Ireland Men One (I'M1), and Encore Endeavor One (EE1) brands.

Forward-Looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of words such as ''should,'' ''may,'' ''intends,'' ''anticipates,'' ''believes,'' ''estimates,'' ''projects,'' ''forecasts,'' ''expects,'' ''plans,'' and ''proposes.'' These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to the expansion of the consumer market for CBD products and our ability to increase cbdMD’s market share post-closing, among others. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" in Level Brands, Inc.'s Annual Report on Form 10-K for the fiscal year ended September 30, 2018 as filed with the Securities and Exchange Commission (the "SEC") on December 12, 2018 and our other filings with the SEC. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Level Brands, Inc. and are difficult to predict.  Level Brands, Inc. does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact:
Investors:
RedChip Companies
Craig Brelsford, 407-644-4256
craig@redchip.com